Exhibit 99.2

CENTURYLINK, INC.

OFFER TO EXCHANGE

UP TO $500,000,000 REGISTERED 5.625% SENIOR NOTES, SERIES X, DUE 2025

FOR

ALL OUTSTANDING

UNREGISTERED 5.625% SENIOR NOTES, SERIES X, DUE 2025

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

CenturyLink, Inc. (the “Company”) is offering, subject to the terms and conditions set forth in the prospectus, dated                         , 2015 (the “Prospectus”), relating to the offer (the “Exchange Offer”) of the Company to exchange up to $500,000,000 in aggregate principal amount of its 5.625% Senior Notes, Series X, due 2025 (the “Registered Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for the same amount of its outstanding unregistered 5.625% Senior Notes, Series X, due 2025 (the “Unregistered Notes”). The Unregistered Notes were resold by Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC (the “Initial Purchasers”) in private placements in March 2015 under Rule 144A and Regulation S under the Securities Act. The Exchange Offer is being extended to all holders of the Unregistered Notes in order to satisfy certain obligations of the Company set forth in the Registration Rights Agreement, dated as of March 19, 2015, by and among the Company and the Initial Purchasers. The Registered Notes are substantially identical to the Unregistered Notes, except that the transfer restrictions and registration rights relating to the Unregistered Notes will not apply to the Registered Notes.

Please contact your clients for whom you hold Unregistered Notes regarding the Exchange Offer. For your information and for forwarding to your clients for whom you hold Unregistered Notes registered in your name or in the name of your nominee, or who hold Unregistered Notes registered in their own names, we are enclosing the following documents:

1.	A Prospectus dated , 2015;

2.	A Letter of Transmittal for your use and for the information of your clients;

3.	A form of letter which may be sent to your clients for whose accounts you hold Unregistered Notes registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer; and

4.	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

Your prompt action is requested. The Exchange Offer will expire at 5:00 P.M., New York City time, on                     , 2015, unless the Exchange Offer is extended by the Company (as it may be extended, the “Expiration Date”). Unregistered Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

To validly tender Unregistered Notes, a holder of Unregistered Notes must either sign or deliver, or otherwise agree to be bound by the terms of, the accompanying Letter of Transmittal, which includes several representations, warranties and agreements made on behalf of such holder and others holding beneficial interests in such tendered Unregistered Notes. The enclosed form of letter to clients contains an authorization by the beneficial owners of the Unregistered Notes for you to make such representations.

As described in greater detail in the Prospectus, the holder of the Unregistered Notes must transmit to the exchange agent on or before the Expiration Date to participate in the Exchange Offer:

•	(i) a computer-generated message transmitted by means of the Automated Tender Offer Program System of The Depository Trust Company (“DTC”), or “ATOP,” in which the holder acknowledges and agrees to be bound by the terms of the Letter of Transmittal and which, when received by the exchange agent, forms a part of a confirmation of book-entry transfer; and (ii) a timely confirmation of book-entry transfer (including an Agent’s Message) of the holder’s Unregistered Notes into the account of the exchange agent at DTC; or

•	certificates for a holder’s Unregistered Notes, together with an executed Letter of Transmittal.

In order for a book-entry transfer to constitute a valid tender of Unregistered Notes in the Exchange Offer, the exchange agent must receive a confirmation of book-entry transfer (a “Book-Entry Confirmation”) of the Unregistered Notes into the exchange agent’s account at DTC prior to the Expiration Date. The term “Agent’s Message” means a message, transmitted by DTC and received by the exchange agent and forming a part of book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering holder of Unregistered Notes that, among other things, the holder has received and has agreed to be bound by the Letter of Transmittal.

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of Unregistered Notes held by them as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Unregistered Notes in the Exchange Offer, except as set forth in the Letter of Transmittal.

Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the exchange agent at its address and telephone number set forth on the cover page of the Letter of Transmittal.

Very truly yours,

CENTURYLINK, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF CENTURYLINK, INC. OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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